Exhibit 5.1

October 16, 2025

Healthcare Triangle, Inc.

7901 Stoneridge Dr., Suite 220

Pleasanton, California 94588

Re: Registration Statement on Form S-3, as amended

Ladies and Gentlemen:

We have acted as counsel to Healthcare Triangle, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”) filed by the Company on October 16, 2025 with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed resale from time to time by the Selling Stockholders (as defined below) of up to 1,458,118 shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”), consisting of (a) 1,429,528 shares of Common Stock issuable upon the exercise of common warrants (the “Inducement Warrants”) to purchase 1,429,528 shares of Common Stock (the “Inducement Warrant Shares”) purchased by certain existing warrant holders (the “Warrant Inducement Holders”) in a private placement transaction (the “Warrant Inducement Private Placement”) pursuant to the terms of a warrant inducement letter agreement dated as of October 2, 2025, (the “Inducement Agreement”) between us and the Warrant Inducement Holders; and (b) 28,590 shares of Common Stock issuable upon the exercise of warrants (the “Inducement Advisor Warrants”) to purchase 28,590 shares of Common Stock (the “Inducement Advisor Warrant Shares”) issued to designees of WallachBeth Capital LLC (“WallachBeth”) as partial compensation for WallachBeth acting as financial advisor in connection with the Warrant Inducement Private Placement pursuant to the terms of a financial advisory agreement dated as of October 2, 2025, (the “Advisory Agreement”). The Inducement Warrants, and the Inducement Advisor Warrants are collectively referred to herein as the “Warrants.” The Inducement Warrant Shares, and the Inducement Advisor Warrant Shares are collectively referred to herein as the “Warrant Shares.” The Warrant Inducement Holders, and the designees of WallachBeth are collectively referred to herein as the “Selling Stockholders.”

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement, including the exhibits filed therewith, (ii) the Warrants, (iii) the Inducement Agreement and all exhibits and schedules attached thereto, (iv) the minutes of meetings and resolutions of the board of directors of the Company as provided to us by the Company, (v) the amended and restated certificate of incorporation and amended and restated bylaws of the Company, each as restated and/or amended to date, and (vi) such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives and upon representations made by the Selling Stockholders. We have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when and if issued upon exercise of the Warrants in accordance with the terms of the respective Warrants, will be validly issued, fully paid and nonassessable

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very Truly Yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW